Exhibit 5.4

LIZA A. HARRIDYAL SODHA LL.B (HONS.), LL.M, TEP	CADIAN A. DRUMMOND LL.B (HONS.)

KEISHA N. HYDE PORCHETTA LL.B (HONS.), TEP	AYO A. BARNARD-RAWLINS LL.B (HONS.)

KEISHA L. HAYNES LL.B (HONS.)

May 29, 2013
Matter No. M81-2013

CHC Helicopter S.A.

4740 Agar Drive

Richmond, BC V7B 1A3

CANADA

Dear Sirs,

RE: CHC HELICOPTERS (BARBADOS) LIMITED AND

CHC CAPITAL (BARBADOS) LIMITED

We act as Barbados counsel to CHC Helicopters (Barbados) Limited (“CHC Helicopters”) and CHC Capital (Barbados) Limited (“CHC Capital”) with respect to their acting as guarantors to CHC Helicopters S.A. (formerly, CHC Helicopters S.a.r.1.) (the “Issuer”) along with other subsidiaries of the Issuer (the “Guarantors”) in connection with the issuance by the Issuer of US$300,000,000 aggregate principal amount of additional 9.375% Senior Secured Notes due 2021 (the “Additional Notes”) and the guarantee by the Guarantors granted with respect to the Additional Notes (the “Guarantees”).

We have been asked to provide an opinion with respect to the Registration Statement on Form S-4 (the “Registration Statement”), to be filed by the Issuers and Guarantors with the Securities Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Securities Act”) relating to the exchange of the Additional Notes and the Guarantees for notes (the “Registered Notes”) and guarantees (the “Registered Guarantees”) that are registered under the Securities Act and otherwise have terms substantially the same as the Additional Notes and Guarantees (collectively the “Exchange Offer”).

DOCUMENTS

For the purposes of giving this opinion, we have examined originals or copies of the following documents:

1.	the Registration Statement; and

2.	the Indenture (the “Indenture”), which has been filed with the Commission as an exhibit to the Registration Statement, dated as of May 13, 2013 among the Company, the Guarantors, and The Bank of New York Mellon, as trustee (the “Trustee).

The documents listed above are hereinafter collectively referred to as the “Transaction Documents”.

THE GROVE, 21 PINE ROAD, BELLEVILLE, ST. MICHAEL, BARBADOS BB11113

TELEPHONE: (246) 228-9888, FACSIMILE: (246) 228-9382

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HARRIDYAL-SODHA & ASSOCIATES	ATTORNEYS-AT-LAW

We have also made such investigations and examined the originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including without limitation:

(a)	the Certificate and Articles of Incorporation and the By-Laws of each of CHC Helicopters and CHC Capital (together the “Constating Documents”);

(b)	the written resolutions in lieu of meeting of the Board of Directors dated May 9, 2013 of each of CHC Helicopters and CHC Capital authorizing, among other things, the execution and delivery of the Indenture or any supplemental indentures thereto; and

(c)	the International Business Companies License of each of CHC Helicopters and CHC Capital for 2013 (collectively, the “IBC Licenses”).

OPINIONS

Based and relying upon the foregoing and subject to the qualifications, assumptions and reservations set forth below, we are of the opinion that:

1.	Each of CHC Helicopters and CHC Capital is (a) a company duly incorporated, validly existing and in good standing under the laws of Barbados, (b) is duly licensed as an international business company under the International Business Companies Act Cap. 77 of the laws of Barbados, (c) has not been dissolved, and (d) has the corporate power to own, lease and operate its property and assets, to borrow, to provide financial assistance by means of a guarantee or otherwise, to grant security over its assets and to enter into and perform its obligations under the Transaction Documents to which it is party.

2.	The execution and delivery of, and performance by each of CHC Helicopters and CHC Capital of their respective obligations under the Indenture, have been authorized by all necessary corporate action on the part of each of CHC Helicopters and CHC Capital and the Indenture constitutes legally valid and binding obligations of CHC Helicopters and CHC Capital and is enforceable against CHC Helicopters and CHC Capital in accordance with its terms.

3.	The execution and delivery of and performance by each of CHC Helicopters and CHC Capital of the Indenture does not constitute or result in a violation or breach of or a default under:

(a)	the Constating Documents;

(b)	the IBC Licenses; or

(c)	any statute or regulation of Barbados binding on or applicable to them.

4.	Each of CHC Capital and CHC Helicopters has duly authorized the Exchange Guarantees.

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HARRIDYAL-SODHA & ASSOCIATES	ATTORNEYS-AT-LAW

ASSUMPTIONS AND QUALIFICATIONS

Our opinions herein are subject to the following qualifications, assumptions and reservations, namely:

(a)	We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified copies, true or notarial copies or reproductions thereof and the authenticity of the originals to such copies or reproductions;

(b)	That the Transaction Documents have been or will be duly authorised. executed and delivered by each party other than CHC Capital and CHC Helicopters, in accordance with all applicable laws; and

(c)	We are qualified to practice law in Barbados and have made no investigation of laws of any jurisdiction other than the laws of Barbados. We express no opinion as to the laws of any jurisdiction other than Barbados and the opinions hereinafter expressed are limited to Barbados Law in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. We understand and agree that Cooley LLP, counsel to CHC Helicopter S.A., may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Yours faithfully,

Harridyal-Sodha & Associates

Per: /s/ Cadian A. Drummond
Cadian A. Drummond

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